Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2016 FIRST QUARTER RESULTS & UPDATES 2016 GUIDANCE

ST. LOUIS, MISSOURI (April 26, 2016) -- Centene Corporation (NYSE: CNC) today announced its financial results for the first quarter ended March 31, 2016.  On March 24, 2016, Centene acquired all of the issued and outstanding shares of Health Net, Inc. (Health Net). Our consolidated financial statements as of and for the three months ended March 31, 2016 reflect eight days of Health Net operations. The following discussions, with the exception of cash flow information, are in the context of continuing operations.

For the first quarter of 2016, we reported a diluted net loss per share of $(0.13) and adjusted diluted earnings per share (Adjusted Diluted EPS) of $0.74 when excluding Health Net acquisition related expenses and intangible amortization. A reconciliation of GAAP diluted net loss per share to Adjusted Diluted EPS is highlighted below:

GAAP diluted net earnings (loss) per share	$(0.13)
Health Net acquisition related expenses	0.83
Amortization of acquired intangible assets	0.04
Adjusted Diluted EPS	$0.74
In summary, the 2016 first quarter results were as follows:

Total Revenues (in millions)	$6,953
Health Benefits Ratio	88.7%
General & Administrative expense ratio	11.3%
General & Administrative expense ratio excluding Health Net acquisition related expenses	8.3%
GAAP diluted net loss per share	$(0.13)
Adjusted Diluted EPS	$0.74
Total cash flow from operations (in millions)	$195

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "We are pleased to have closed the Health Net transaction, as expected, in the first quarter.  This acquisition is transformational -- building on our critical mass and new products and capabilities that will enhance the sustainability of our long-term growth.  The integration process is proceeding as planned and we look forward to continued success in 2016 and beyond."

First Quarter Highlights

•
On March 24, 2016, we acquired all of the issued and outstanding shares of Health Net for approximately $6.0 billion, including the assumption of debt. This strategic acquisition broadens our current service offerings, providing expansion in Medicaid and Medicare programs. This acquisition provides further diversification across our markets and products through the addition of government-sponsored care under federal contracts with the Department of Defense and the U.S. Department of Veteran's Affairs, as well as Medicare Advantage. Our consolidated financial statements as of and for the three months ended March 31, 2016 reflect eight days of Health Net operations.

•	March 31, 2016 managed care membership of 11.5 million, an increase of 7.1 million members, or 162% compared to the first quarter of 2015.

•	Total revenues for the first quarter of $7.0 billion, representing 36% growth compared to the first quarter of 2015.

•	Health Benefits Ratio of 88.7% for the first quarter of 2016, compared to 89.8% in the first quarter of 2015.

•	General and Administrative expense ratio of 11.3%, or 8.3% excluding Health Net acquisition related expenses for the first quarter of 2016, compared to 8.3% in the first quarter of 2015.

•	Operating cash flow of $195 million for the first quarter of 2016.

•
Diluted loss per share for the first quarter of 2016 of $(0.13), or $0.74 of Adjusted Diluted EPS when excluding Health Net acquisition related expenses and intangible amortization. In comparison, diluted EPS for the first quarter of 2015 was $0.52, or $0.55 Adjusted Diluted EPS when excluding intangible amortization.

Other Events

•
In April 2016, our Nebraska subsidiary, Nebraska Total Care, executed a contract with the Nebraska Department of Health and Human Services' Division of Medicaid and Long-Term Care as one of three managed care organizations to administer its new Heritage Health Program for Medicaid, ABD and CHIP enrollees. The contract is expected to commence in the first quarter of 2017, pending regulatory approval.

•
In April 2016, Centurion of Mississippi, LLC was selected to provide correctional healthcare services for the Mississippi Department of Corrections (MDOC). Centurion began providing healthcare services to the MDOC in July 2015 under a one-year emergency contract. The new three year contract will begin in July 2016.

•	In April 2016, Centurion of Florida, LLC began providing correctional healthcare services for the Florida Department of Corrections in Regions 1, 2 and 3.

•
In April 2016, Coordinated Care of Washington began operating as the sole contractor with the Washington State Health Care Authority to provide foster care services through the Apple Health Foster Care contract.

•	In April 2016, we announced the appointment of Mark Brooks to Senior Vice President and Chief Information Officer.

•
In April 2016, the Health Net Federal Services call center operations earned the ranking of first place for large call centers (those with more than 250 full-time representatives) in BenchmarkPortal’s Top 100 Call Center Contest.

•	In April 2016, Centene was awarded the Hispanic Health Leadership Award by the National Hispanic Medical Association.

•	In March 2016, Centene was added to the S&P 500 Index.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	March 31,
	2016	2015
Arizona	607,000	202,200
Arkansas	50,700	43,200
California	3,125,400	171,200
Florida	660,800	463,100
Georgia	495,500	405,600
Illinois	239,100	184,800
Indiana	290,300	227,700
Kansas	141,100	143,700
Louisiana	381,200	359,500
Massachusetts	52,400	64,500
Michigan	2,600	—
Minnesota	9,500	9,500
Mississippi	328,300	141,900
Missouri	100,000	75,600
New Hampshire	81,500	67,500
Ohio	314,000	296,000
Oregon	209,000	—
South Carolina	107,700	106,000
Tennessee	20,100	20,800
Texas	1,036,700	974,900
Vermont	1,500	1,600
Washington	226,500	207,100
Wisconsin	78,400	82,100
Total at-risk membership	8,559,300	4,248,500
TRICARE eligibles	2,819,700	—
Non-risk membership	161,400	153,200
Total	11,540,400	4,401,700

The following table sets forth our membership by line of business:

	March 31,
	2016	2015
Medicaid:
TANF, CHIP & Foster Care	5,464,200	3,372,200
ABD & LTC	757,600	457,500
Behavioral Health	456,500	195,100
Commercial	1,518,900	161,700
Medicare & Duals	303,100	19,400
Correctional	59,000	42,600
Total at-risk membership	8,559,300	4,248,500
TRICARE eligibles	2,819,700	—
Non-risk membership	161,400	153,200
Total	11,540,400	4,401,700

At March 31, 2016, the Company served 984,900 members in Medicaid expansion programs in nine states and 362,300 dual-eligible members, compared to 331,800 members in Medicaid expansion programs in seven states and 184,000 dual-eligible members at March 31, 2015. At March 31, 2016, the Company served 683,000 members in Health Insurance Marketplaces, compared to 161,700 at March 31, 2015.

Statement of Operations: Three Months Ended March 31, 2016

•
For the first quarter of 2016, Total Revenues increased 36% to $7.0 billion from $5.1 billion in the first quarter of 2015. The increase was primarily a result of the impact from expansions, acquisitions or new programs in many of our states in 2015 and the acquisition of Health Net.

•
HBR of 88.7% for the first quarter of 2016 represents a decrease from 89.8% in the comparable period in 2015 and an increase from 88.0% in the fourth quarter of 2015. The year over year HBR decrease is primarily attributable to improvement in medical expense in the higher acuity populations and membership growth in Medicaid expansion and Health Insurance Marketplace, which operate at a lower HBR. HBR increased from 88.0% in the fourth quarter of 2015 to 88.7% in the first quarter of 2016, primarily attributable to an increase in flu related costs over the fourth quarter.

•	The following table compares the results for new business and existing business for the quarters ended March 31:

	2016	2015
Premium and Service Revenue
New business	18%	23%
Existing business	82%	77%

HBR
New business	90.6%	91.0%
Existing business	88.3%	89.5%

•	G&A expense ratio of 11.3%, or 8.3% excluding Health Net acquisition related expenses for the first quarter of 2016, compared to 8.3% in the first quarter of 2015.

•
Diluted loss per share for the first quarter of 2016 of $(0.13), or $0.74 of Adjusted Diluted EPS when excluding Health Net acquisition related expenses and intangible amortization. In comparison, diluted EPS for the first quarter of 2015 was $0.52, or $0.55 Adjusted Diluted EPS when excluding intangible amortization.

Balance Sheet and Cash Flow

At March 31, 2016, the Company had cash, investments and restricted deposits of $7.8 billion, including $139 million held by its unregulated entities. Medical claims liabilities totaled $3.9 billion. The Company's days in claims payable was 66, 42 on a pro-forma basis to include a full quarter of Health Net medical costs. Total debt was $4.3 billion, which includes $515 million of borrowings on the $1.0 billion revolving credit facility at quarter end. Debt to capitalization was 44.3% at March 31, 2016, excluding the $66 million non-recourse mortgage note. Cash flow from operations for the three months ended March 31, 2016, was $195 million.

Our consolidated financial statements as of and for the three months ended March 31, 2016 reflect eight days of Health Net operations. A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, December 31, 2015	44
Impact of Health Net acquisition	(2)
Days in claims payable, March 31, 2016 [1]	42

1 A pro-forma adjustment has been made to medical costs to include a full quarter of Health Net medical costs. Using actual medical costs, days in claims payable was 66.

Outlook

The table below depicts the Company's updated annual guidance for 2016.

	Full Year 2016
	Low	High
Total Revenues (in billions)	$39.0	$39.8
GAAP diluted EPS	$2.45	$2.80
Adjusted diluted EPS[1]	$4.00	$4.35
HBR	87.0%	87.5%
G&A expense ratio	9.4%	9.9%
G&A expense ratio, excluding acquisition related costs	9.0%	9.5%
Effective tax rate	55.0%	57.0%
Diluted shares outstanding (in millions)	162.5	163.5

1Adjusted diluted earnings per share excludes approximately $1.00 to $1.05 per diluted share of Health Net acquisition related expenses and total intangible amortization associated with acquisitions of $0.50 to $0.55 per diluted share.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 26, 2016, at 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2016, and to discuss its business outlook.  Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 2633125 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 25, 2017, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Tuesday, May 3, 2016, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10083202.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended March 31, 2016" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information which excludes Health Net acquisition related expenses and intangible amortization allows investors to understand the Company's performance more consistently. The table below provides a reconciliation of non-GAAP items ($ in millions, except share data):

	Three Months Ended March 31,
	2016	2015

GAAP general and administrative expenses	$722	$396
Health Net acquisition related expenses	189	—
General and administrative expenses, excluding Health Net acquisition related expenses	$533	$396

GAAP diluted net earnings (loss) per share	$(0.13)	$0.52
Health Net acquisition related expenses	0.83	—
Amortization of acquired intangible assets	0.04	0.03
Adjusted Diluted EPS	$0.74	$0.55
About Centene Corporation

Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as "Part D"), as well as programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements
The information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including the expected benefits of the acquisition of Health Net. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the possibility that the expected synergies and value creation from the acquisition will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition; the exertion of management’s time and Centene’s resources, and other out-of-pocket expenses incurred in connection with complying with the undertakings in connection with certain regulatory approvals; the risk that the businesses will not be integrated successfully; disruption from the acquisition making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; changes in economic conditions or political conditions; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care Education Affordability Reconciliation Act and any regulations enacted thereunder; provider and state contract changes; the outcome of pending legal or regulatory proceedings; reduction in provider payments by governmental payors; the expiration or termination of Centene’s Medicare or Medicaid managed care contracts with federal or state governments; tax matters; increased health care costs; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements reflect Centene’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause Centene’s plans with respect to the acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this announcement. Centene does not assume any obligation to update the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,436	$1,760
Premium and related receivables	2,529	1,279
Short term investments	269	176
Other current assets	1,317	390
Total current assets	7,551	3,605
Long term investments	3,973	1,927
Restricted deposits	143	115
Property, software and equipment, net	580	518
Goodwill	4,442	842
Intangible assets, net	1,646	155
Other long term assets	317	177
Total assets	$18,652	$7,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$3,863	$2,298
Accounts payable and accrued expenses	3,228	976
Return of premium payable	579	207
Unearned revenue	197	143
Current portion of long term debt	4	5
Total current liabilities	7,871	3,629
Long term debt	4,276	1,216
Other long term liabilities	1,052	170
Total liabilities	13,199	5,015
Commitments and contingencies
Redeemable noncontrolling interests	144	156
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; authorized 400,000,000 shares; 175,952,159 issued and 170,449,444 outstanding at March 31, 2016, and 126,855,477 issued and 120,342,981 outstanding at December 31, 2015	—	—
Additional paid-in capital	4,084	956
Accumulated other comprehensive earnings (loss)	10	(10)
Retained earnings	1,341	1,358
Treasury stock, at cost (5,502,715 and 6,512,496 shares, respectively)	(138)	(147)
Total Centene stockholders’ equity	5,297	2,157
Noncontrolling interest	12	11
Total stockholders’ equity	5,309	2,168
Total liabilities and stockholders’ equity	$18,652	$7,339

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Premium	$5,986	$4,299
Service	425	462
Premium and service revenues	6,411	4,761
Premium tax and health insurer fee	542	370
Total revenues	6,953	5,131
Expenses:
Medical costs	5,311	3,861
Cost of services	367	402
General and administrative expenses	722	396
Amortization of acquired intangible assets	9	7
Premium tax expense	450	281
Health insurer fee expense	74	55
Total operating expenses	6,933	5,002
Earnings from operations	20	129
Other income (expense):
Investment and other income	15	9
Interest expense	(33)	(10)
Earnings from continuing operations, before income tax expense	2	128
Income tax expense	17	63
Earnings (loss) from continuing operations, net of income tax expense	(15)	65
Discontinued operations, net of income tax	(1)	(1)
Net earnings (loss)	(16)	64
(Earnings) loss attributable to noncontrolling interests	(1)	(1)
Net earnings (loss) attributable to Centene Corporation	$(17)	$63

Amounts attributable to Centene Corporation common shareholders:
Earnings (loss) from continuing operations, net of income tax expense	$(16)	$64
Discontinued operations, net of income tax	(1)	(1)
Net earnings (loss)	$(17)	$63

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$(0.13)	$0.54
Discontinued operations	(0.01)	(0.01)
Basic earnings (loss) per common share	$(0.14)	$0.53

Diluted:
Continuing operations	$(0.13)	$0.52
Discontinued operations	(0.01)	(0.01)
Diluted earnings (loss) per common share	$(0.14)	$0.51

Weighted average number of common shares outstanding:
Basic	125,543,076	118,783,755
Diluted	125,543,076	122,572,366

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net earnings (loss)	$(16)	$64
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation and amortization	35	27
Stock compensation expense	51	16
Deferred income taxes	(17)	(6)
Gain on contingent consideration	(1)	(10)
Changes in assets and liabilities
Premium and related receivables	(174)	(334)
Other current assets	(35)	(3)
Medical claims liabilities	196	227
Unearned revenue	(64)	(51)
Accounts payable and accrued expenses	35	58
Other long term liabilities	192	68
Other operating activities, net	(7)	(11)
Net cash provided by operating activities	195	45
Cash flows from investing activities:
Capital expenditures	(45)	(27)
Purchases of investments	(212)	(307)
Sales and maturities of investments	203	111
Investments in acquisitions, net of cash acquired	(782)	(9)
Other investing activities, net	—	7
Net cash used in investing activities	(836)	(225)
Cash flows from financing activities:
Proceeds from borrowings	3,790	500
Payment of long term debt	(1,388)	(253)
Common stock repurchases	(22)	(4)
Purchase of noncontrolling interest	(14)	—
Debt issue costs	(51)	(4)
Other financing activities, net	2	(3)
Net cash provided by financing activities	2,317	236
Net increase in cash and cash equivalents	1,676	56
Cash and cash equivalents, beginning of period	1,760	1,610
Cash and cash equivalents, end of period	$3,436	$1,666
Supplemental disclosures of cash flow information:
Interest paid	$3	$2
Income taxes paid	$33	$24
Equity issued in connection with acquisitions	$3,105	$13

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q1	Q4	Q3	Q2	Q1
	2016	2015	2015	2015	2015
MANAGED CARE MEMBERSHIP BY STATE
Arizona	607,000	440,900	223,600	210,900	202,200
Arkansas	50,700	41,900	40,900	45,400	43,200
California	3,125,400	186,000	183,900	178,700	171,200
Florida	660,800	510,400	486,500	470,300	463,100
Georgia	495,500	408,600	406,700	405,000	405,600
Illinois	239,100	207,500	211,300	209,100	184,800
Indiana	290,300	282,100	276,700	250,400	227,700
Kansas	141,100	141,000	137,500	143,000	143,700
Louisiana	381,200	381,900	358,800	358,900	359,500
Massachusetts	52,400	61,500	63,700	61,500	64,500
Michigan	2,600	4,800	6,600	2,700	—
Minnesota	9,500	9,600	9,400	10,900	9,500
Mississippi	328,300	302,200	301,000	250,600	141,900
Missouri	100,000	95,100	88,400	82,600	75,600
New Hampshire	81,500	71,400	71,900	70,800	67,500
Ohio	314,000	302,700	308,100	287,100	296,000
Oregon	209,000	98,700	99,800	—	—
South Carolina	107,700	104,000	104,800	112,600	106,000
Tennessee	20,100	20,000	20,200	21,400	20,800
Texas	1,036,700	983,100	976,500	969,700	974,900
Vermont	1,500	1,700	1,500	2,800	1,600
Washington	226,500	209,400	208,600	214,100	207,100
Wisconsin	78,400	77,100	78,100	78,600	82,100
Total at-risk membership	8,559,300	4,941,600	4,664,500	4,437,100	4,248,500
TRICARE eligibles	2,819,700	—	—	—	—
Non-risk membership	161,400	166,300	169,900	176,600	153,200
Total	11,540,400	5,107,900	4,834,400	4,613,700	4,401,700

MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	5,464,200	3,763,400	3,719,900	3,536,000	3,372,200
ABD & LTC	757,600	478,600	473,700	454,000	457,500
Behavioral Health	456,500	456,800	216,700	203,900	195,100
Commercial	1,518,900	146,100	155,600	167,400	161,700
Medicare & Duals	303,100	37,400	39,300	28,200	19,400
Correctional	59,000	59,300	59,300	47,600	42,600
Total at-risk membership	8,559,300	4,941,600	4,664,500	4,437,100	4,248,500
TRICARE eligibles	2,819,700	—	—	—	—
Non-risk membership	161,400	166,300	169,900	176,600	153,200
Total	11,540,400	5,107,900	4,834,400	4,613,700	4,401,700

NUMBER OF EMPLOYEES	28,000	18,200	17,100	15,800	14,800

	Q1	Q4	Q3	Q2	Q1
	2016	2015	2015	2015	2015

DAYS IN CLAIMS PAYABLE (a)	66	44	45	46	46
(a) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period. On a pro-forma basis, DCP for Q1 2016 is 42, reflecting adjusted medical costs to include a full quarter of Health Net operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$7,682	$3,900	$3,834	$3,667	$3,345
Unregulated	139	78	91	82	97
Total	$7,821	$3,978	$3,925	$3,749	$3,442

DEBT TO CAPITALIZATION	44.6%	36.0%	38.4%	37.1%	38.0%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	44.3%	34.7%	37.1%	35.7%	36.6%
(b) The non-recourse debt represents the Company's mortgage note payable ($66 million at March 31, 2016).
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended March 31,
	2016	2015
Health Benefits Ratio	88.7%	89.8%
General & Administrative expense ratio	11.3%	8.3%
General & Administrative expense ratio excluding Health Net acquisition related expenses	8.3%	8.3%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2015	$1,950
Acquisitions	1,450
Incurred related to:
Current period	18,900
Prior period	(208)
Total incurred	18,692
Paid related to:
Current period	16,520
Prior period	1,709
Total paid	18,229
Balance, March 31, 2016	$3,863

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented. Additionally, as a result of minimum HBR and other return of premium programs, approximately $13 million of the “Incurred related to: Prior period” was recorded as a reduction to premium revenues.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2015 and prior.